UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

U.S. Silica Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHARLES SHAVER	U.S. Silica Holdings, Inc.
Chairman of the Board	8490 Progress Drive
Suite 300
BRYAN A. SHINN	Frederick, Maryland 21701
President and Chief Executive Officer

March 25, 2013

Dear Shareholder:

You are invited to attend our annual meeting of shareholders to be held on Thursday, April 25, 2013 at 9:00 a.m., Central Daylight Time, at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027. Enclosed is our 2012 Annual Report for your review.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the items of business to be considered at the meeting. Please consider the items presented and vote your shares as promptly as possible.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote your shares by proxy via Internet, telephone or mail to ensure that your vote is counted. If you hold your shares through an account with a broker, bank or other nominee, please follow the instructions you receive from that nominee to vote your shares.

Thank you for your continued support of U.S. Silica.

Sincerely,

Charles Shaver	Bryan A. Shinn
Chairman of the Board	President and Chief Executive Officer

U.S. Silica Holdings, Inc.

8490 Progress Drive, Suite 300

Frederick, MD 21701

Notice of Annual Meeting of Shareholders

To the Holders of Common Stock of

U.S. Silica Holdings, Inc.:

Our annual meeting of shareholders will be held on Thursday, April 25, 2013 at 9:00 a.m., Central Daylight Time, at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027 to:

1.	elect director nominees named in the attached Proxy Statement,

2.	ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2013, and

3.	transact any other business that properly comes before the meeting, or any adjournment thereof.

The Board of Directors (the “Board”) recommends a vote “FOR” each of the director nominees and ratification of the independent registered public accounting firm.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common stock at the close of business on March 15, 2013 will be entitled to vote. If you plan to attend the annual meeting, please note the admission procedures set forth in the attached Proxy Statement.

Christine C. Marshall
General Counsel and Corporate Secretary

March 25, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 25, 2013:

The Proxy Statement and 2012 Annual Report are available at www.proxyvote.com

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Holders of record of our common stock who owned shares as of the close of business on March 15, 2013 (the “Record Date”) may vote at the meeting. Each share is entitled to one vote. There were 52,957,080 shares of common stock outstanding on the Record Date.

When were the enclosed solicitation materials first given to shareholders?

The enclosed Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first sent to shareholders on or about March 25, 2013.

Who can attend the annual meeting?

All shareholders as of the Record Date may attend the annual meeting. Please check the box on your proxy card if you plan to attend the annual meeting.

You will need an admission ticket or proof of ownership of our common stock to enter the annual meeting. If you hold shares directly in your name as a shareholder of record, the portion of your proxy card that you keep and do not submit when you vote is your admission ticket. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting.

If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name.” Please note that if you hold your shares in “street name,” you will need to bring proof of your ownership of our common stock as of the Record Date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Please note that you also may be asked to present valid picture identification, such as a driver’s license or passport.

Because seating is limited, admission to the meeting will be on a first-come, first-served basis. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

What is a quorum of shareholders?

A quorum is the presence at the annual meeting, in person or by proxy, of holders of a majority of the shares of our common stock entitled to vote, including abstentions and broker non-votes (see below). Because there were 52,957,080 shares of our common stock outstanding on the Record Date, the presence of holders of 26,478,541 shares is a quorum. We must have a quorum to conduct the meeting.

What is a proxy?

A proxy is another person that you authorize to vote on your behalf. We ask shareholders to instruct the proxy how to vote so that all common shares may be voted at the annual meeting even if the holders do not attend the meeting.

How many votes does it take to pass each matter?

If a quorum is present at the meeting, we need:

•	a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote to elect each director nominee, and

•

the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm.

How are abstentions and broker non-votes treated?

An abstention occurs when a shareholder affirmatively chooses not to vote on a proposal. A broker non-vote occurs when a broker, bank, or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a matter. See “If my shares are held in “street name” by my broker, will my broker vote my shares for me?” below. Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For purposes of the proposal on the election of directors, abstentions and broker non-votes will not have any effect on the results of the votes. For purposes of the proposal on the ratification of Grant Thornton LLP as our independent registered public accounting firm, abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the votes.

How do I vote if I am a shareholder of record?

You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, you may vote your shares in the following ways:

By Internet	To access your online proxy card, please visit the website listed on the enclosed proxy card and follow the on-screen instructions. You will need the control number included on your proxy card. If you vote by Internet, you do not need to mail your proxy card.

By Telephone	To vote your shares by proxy by telephone, please call the phone number listed on the enclosed proxy card and follow the instructions. You will need the control number included on your proxy card. If you vote by telephone, you do not need to mail your proxy card.

By Mail	To vote your shares by mail, please follow the instructions on the enclosed proxy card. If you vote your shares by mail, please sign and date your proxy card and mail it in the pre-addressed, postage-paid envelope. If you do not sign your proxy card, your votes cannot be counted.

In Person	To ensure your shares are represented, we ask that you vote your proxy by telephone, Internet or mail, even if you plan to attend the meeting. Please check the box on your proxy card if you plan to attend the annual meeting.

If you plan to attend the annual meeting in person and need directions to the meeting site, please contact Investor Relations at (855) 745-4227 or ir@ussilica.com.

If my shares are held in “street name” by my broker, bank or other nominee, will my broker vote my shares for me?

If your shares are held by a broker, bank or other nominee, you will receive from that nominee a full meeting package including a voting instructions form to vote your shares. Your broker, bank or other nominee may permit you to provide voting instructions by telephone or by the Internet. Such nominees have the authority under New York Stock Exchange rules to vote their clients’ unvoted shares on certain routine matters. The matter covered by Proposal No. 2 (ratification of independent registered public accounting firm) is considered a routine matter under the rules of the New York Stock Exchange. Therefore, if you do not vote on this proposal, your broker, bank or other nominee may choose to vote for you or leave your shares unvoted on that proposal.

New York Stock Exchange rules, however, do not permit brokers, banks or other nominees to vote their clients’ unvoted shares in the election of directors (Proposal No. 1). Therefore, if you do not vote on Proposal No. 1, your shares will remain unvoted on those proposals. We urge you to respond to your broker, bank or other nominee so that your shares will be voted.

How will my proxy vote my shares?

If you properly vote your shares by proxy by Internet or telephone, or sign and return your proxy card or voting instructions form, your shares will be voted as you direct. If you sign and return your proxy card or voting instructions form but do not specify how you want your shares voted, then your shares will be voted “FOR” the election of each director nominee and “FOR” the ratification of the appointment of our independent registered public accounting firm. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including to adjourn the meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker. Your broker will send you a voting instructions form for these shares. You should vote on each proxy card or voting instructions form you receive in accordance with the instructions set forth in those documents.

Can I receive future proxy materials electronically?

Yes, to receive future proxy materials via the Internet please visit our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at www.proxyvote.com and follow the instructions to consent to the electronic delivery of materials. If you hold your shares in “street name,” please check the information provided by your broker, bank or other nominee concerning the availability of this service.

How do I change my vote or revoke my proxy?

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the annual meeting by:

•	notifying Christine C. Marshall, Corporate Secretary, in writing at 8490 Progress Drive, Suite 300, Frederick, MD 21701 that you are changing your vote;

•	providing subsequent Internet or telephone voting instructions;

•	completing and sending in another proxy card with a later date; or

•	attending the annual meeting and voting in person.

If you hold your shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions on how to change your vote or revoke your proxy.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

U.S. Silica, on behalf of the Board, through its directors, officers and employees, is soliciting proxies. Proxies may be solicited in person, or by mail, Internet, telephone or facsimile. We pay the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Directors

We have entered into a director designation agreement with GGC USS Holdings, LLC (“GGC Holdings”), which is an affiliate of Golden Gate Private Equity, Inc. (“Golden Gate Capital”) and, as of the Record Date, owned approximately 77.8% of the shares of our common stock, that provides for GGC Holdings to nominate designees to the Board. The director designation agreement is discussed in more detail in Transactions with Related Persons. The seven current members of the Board have been nominated for election as a director at the 2013 annual meeting pursuant to the terms of the director designation agreement to serve until the 2014 annual meeting of shareholders and until his successor is elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxy will vote for the election of another person nominated by GGC Holdings, unless GGC Holdings reduces the number of directors. Biographical information, including a discussion of specific experience, qualifications, attributes and skills, for each of the nominees and other information about them is presented beginning on page 5. The Board recommends a vote “FOR” each director nominee.

Proposal No. 2: Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm for 2013

This proposal is to ratify our appointment of Grant Thornton LLP as our independent registered public accounting firm for 2013. See Proposal No. 2 on page 26. The Board recommends a vote “FOR” this proposal.

Other Business Matters

The Board is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as a director is unable to serve or for good cause will not serve and the Board designates a substitute nominee,

•

if any shareholder proposal, which is not in this Proxy Statement or on the proxy card or voting instructions form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934, is presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are properly presented for action,

then shareholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your shares using his or her discretion.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Vote Required; Recommendation of the Board of Directors

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES.

DIRECTOR NOMINEES

The Board believes that each director nominee possesses the experience, qualifications, attributes and skills, as described in detail in Nominations for Director, to enable such director nominee to make significant contributions to the Board, U.S. Silica and its shareholders. In addition, the information presented below sets forth each nominee’s specific experience, qualifications, attributes and skills that the Board considered in concluding that the nominee should serve as a director.

Directors

Rajeev Amara, age 36, has served as a member of the Board since November 2008. Mr. Amara is a Managing Director of Golden Gate Capital, which he joined in 2000. At Golden Gate Capital, Mr. Amara leads the investment effort in the industrials and energy sector. Prior to joining Golden Gate Capital, Mr. Amara worked as an investment banker with the Los Angeles office of Donaldson, Lufkin & Jenrette from 1997 to 1999. With respect to service on public company boards, Mr. Amara has served on the board of directors of Aspect Software, Inc. since January 2011. Mr. Amara earned a B.S. in economics from the Wharton School of the University of Pennsylvania. As a result of these and other professional experiences, Mr. Amara possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Prescott H. Ashe, age 45, has served as a member of the Board since November 2008. Mr. Ashe has been a Managing Director of Golden Gate Capital since 2000. Mr. Ashe has over 20 years of private equity investing experience and has participated in both growth-equity and management buyout transactions with more than $20.0 billion in value. Prior to joining Golden Gate Capital, Mr. Ashe worked at Bain Capital, LLC from 1991 to 2000 and at Bain & Company, Inc. from 1990 to 1991. With respect to service on public company boards, Mr. Ashe has served on the board of directors of Aeroflex Holding Corp. since August 2007, GXS Worldwide, Inc. since June 2010, Aspect Software, Inc. since May 2003 and Infor Inc. since April 2012. Mr. Ashe earned a J.D. from Stanford Law School and a B.S. in business administration from the University of California at Berkeley. As a result of these and other professional experiences, Mr. Ashe possesses particular knowledge and experience in accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Peter Bernard, age 51, has served as a member of the Board since May 2012. Mr. Bernard has been the Chairman of Zeitecs, a specialized artificial lift technology company, since October 2010 and in addition he has served as Chairman of Tendeka, a global completions solutions company headquartered in the United Kingdom, since January 2011. Mr. Bernard served in various roles of increasing responsibility and seniority at Halliburton Company until his retirement in December 2008, including as a member of the Executive Committee from 2007 until December 2008 and as Senior Vice President of Business Development and Marketing from 2006 to April 2008. Additionally, Mr. Bernard served as Vice President and Global Account Executive for Royal Dutch Shell from 2003 to 2004 and President and CEO of Landmark Graphics from 2004 to 2006. Mr. Bernard received his B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette. As a result of these and other professional experiences, Mr. Bernard brings extensive breadth, depth and expertise in the oil and natural gas services sector of the energy industry that strengthens the Board’s collective qualifications, skills and experience.

William J. Kacal, age 64, has served as a member of the Board since January 2012. Mr. Kacal currently serves as a director of Integrity Bancshares, Inc. , located in Houston, Texas, and its wholly-owned subsidiary, Integrity Bank SSB (“Integrity Bank”), the National Association of Corporate Directors—Texas Tri-Cities Chapter, Goodwill Industries International (“Goodwill International”), Goodwill Industries of Houston (“Goodwill Houston”) and the Boy Scouts of America—Sam Houston Area Council (“Boy Scouts Houston”). Mr. Kacal serves on the Audit Committee of Integrity Bank, serves as the Chairman of the Audit Committee of Boy Scouts Houston, and previously served as the Chairman of the Audit Committee of Goodwill International and Goodwill Houston. Mr. Kacal has over 40 years of accounting and management experience with Deloitte & Touche LLP (“Deloitte”), most recently serving as a partner from 1981 until his retirement in May 2011, and prior to that serving as a member of the audit staff from 1970 to 1981. Mr. Kacal also served as a member of the board of directors of Deloitte from 2004 to May 2011 and as a member of the executive committee from 2004 to 2008. During his time with Deloitte, Mr. Kacal worked extensively with companies in the oil and natural gas industry. Mr. Kacal earned a B.B.A. in Accounting from Texas A&M University and is a licensed Certified Public Accountant in Texas. As a result of these and other professional experiences, Mr. Kacal possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; and board practices of other entities that strengthen the Board’s collective qualifications, skills and experience.

Charles Shaver, age 51, has served as a member of the Board since July 2011 and is currently our Chairman of the Board. Mr. Shaver has served as the Chairman and Chief Executive Officer of Axalta Coating Systems, a privately-held company, since February 2013. Mr. Shaver also has served as a member of the board of directors of Taminco Inc., a privately-held producer of alkylamines and alkylamine derivatives, since January 2013. Prior to joining Axalta Coating Systems, Mr. Shaver was an Operating Partner of Golden Gate Capital from April 2011 until December 2012. Prior to joining Golden Gate Capital, Mr. Shaver served as the Chief Executive Officer and President of the TPC Group Inc. from 2004 to April 2011, as a Vice President and General Manager for Gentek, Inc. from 2001 to 2004 and as a Vice President and General Manager for Arch Chemicals, Inc. from 2001 to 2004. Mr. Shaver began his career with The Dow Chemical Company, where he held a series of operational and business positions from 1980 to 1996. Mr. Shaver earned a B.S. in chemical engineering from Texas A&M University. As a result of these and other professional experiences, Mr. Shaver possesses particular knowledge and experience in all aspects of corporate functions and company operations that strengthen the Board’s collective qualifications, skills and experience.

Bryan A. Shinn, age 51, has served as our President since March 2011 and as our Chief Executive Officer and a member of the Board since January 10, 2012. Prior to assuming this position, Mr. Shinn was our Senior Vice President of Sales and Marketing from October 2009 to February 2011. Before joining us, Mr. Shinn was employed by the E. I. du Pont de Nemours and Company from 1983 to September 2009, where he held a variety of key leadership roles in operations, sales, marketing and business management, including Global Business Director and Global Sales Director. Mr. Shinn earned a B.S. in Mechanical Engineering from the University of Delaware. As a result of these and other professional experiences, Mr. Shinn possesses particular knowledge and experience in operations, sales, marketing, management and corporate strategy that strengthen the Board’s collective qualifications, skills and experience.

Brian Slobodow, age 44, has served as a member of the Board since March 2011. Mr. Slobodow has served as the Chief Operating Officer of Atrium Corporation, a portfolio company of Golden Gate Capital, since October 2012. Prior to assuming this position, Mr. Slobodow served as our Chief Administrative Officer from

January 2012 to October 2012 and as our Chief Executive Officer from March 2011 to January 2012. Before joining us, Mr. Slobodow was President and Chief Operating Officer of Neways Worldwide, a portfolio company of Golden Gate Capital, from May 2007 to March 2011, held numerous positions at Johnson & Johnson Consumer Companies, Inc. from 2003 to May 2007, including Vice President, Global Supply Chain and served as a management consultant for A.T. Kearney from 1995 to 2003. Mr. Slobodow earned a B.S. in industrial and manufacturing engineering from the University of Rhode Island and an M.B.A. from the M.I.T. Sloan School of Management. As a result of these and other professional experiences, Mr. Slobodow possesses particular knowledge and experience in operations, management, corporate strategy, organizational design and private equity management that strengthen the Board’s collective qualifications, skills and experience.

Family Relationships

There are no family relationships between any of our executive officers or directors.

DETERMINATION OF INDEPENDENCE

GGC Holdings continues to control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the New York Stock Exchange (“NYSE”) listing standards and a majority of our directors are not required to be independent. Nonetheless, the Board does assess the independence of its members under the NYSE listing standards. For a director to be considered independent, the Board must affirmatively determine that such director has no material relationship with us. When assessing the materiality of a director’s relationship with us, the Board considers the issue from both the standpoint of the director and from that of persons and organizations with whom or with which the director has an affiliation. The Board reviews the standards adopted by the NYSE to assist it in determining if a director is independent. A director shall be deemed to have a material relationship with us and shall not be deemed to be an independent director if:

•

the director is or has been our employee or an employee of any of our affiliated entities at any time since January 1, 2010, or an immediate family member of the director is or has been an executive officer of us or any of our affiliated entities at any time since January 1, 2010; provided that employment of a director as our interim chairman of the Board or chief executive officer or other executive officer shall not disqualify such director from being considered independent following termination of that employment;

•	the director or an immediate family member is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of a firm that is our internal or external auditor;

•	the director has an immediate family member who is a current employee of a firm that is our internal or external auditor and personally works on our audit;

•

the director or an immediate family member was at any time since January 1, 2010 (but is no longer) a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

•

the director or an immediate family member, is, or has been at any time since January 1, 2010, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•

the director is a current executive officer or employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from (other than contributions to tax exempt organizations), us for property or services in an amount which, in any of the other company’s last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues; or

•

the director has received, or has an immediate family member who has received, during any twelve-month period since January 1, 2010, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); provided, however, that (i) compensation received by a director for former service as an interim chairman or chief executive officer or other executive officer need not be considered and (ii) compensation received by an immediate family member for service as our employee (other than an executive officer) need not be considered.

The Board has determined that each of Messrs. Bernard, Kacal and Shaver has no material relationship with us and is independent under NYSE listing standards. The Board has determined that Messrs. Amara and Ashe, who are managing directors of Golden Gate Capital, Mr. Shinn, who is our President and Chief Executive Officer, and Mr. Slobodow, who was an executive officer of U.S. Silica from March 2011 to October 2012, have had material relationships with us during the past three years. We have entered into a number of material transactions with Golden Gate Capital and its affiliates as described in Transactions with Related Persons.

CORPORATE GOVERNANCE

GGC Holdings controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the NYSE corporate governance standards. As a controlled company, exemptions under the standards will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that we have a compensation committee or nominating and corporate governance committee;

•	that a majority of our Board consists of “independent directors,” as defined under the rules of the NYSE;

•

that any corporate governance and nominating committee or compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	for an annual performance evaluation of the nominating and corporate governance committee and compensation committee; and

•	once effective, to assess the independence of consultants, legal counsel and other advisors selected by the compensation committee.

Board Composition

Our Board consists of seven members. At any time that GGC Holdings owns at least a majority of our then outstanding common stock, the size of our Board is determined by the affirmative vote of at least a majority of our then outstanding common stock. At any time that GGC Holdings does not own at least a majority of our then outstanding common stock, the size of our Board is determined by the affirmative vote of our Board.

At any time that GGC Holdings owns at least a majority of our then outstanding common stock, vacancies are filled by the affirmative vote of at least a majority of our then outstanding common stock. At any time that GGC Holdings does not own at least a majority of our then outstanding common stock, vacancies are filled by the affirmative vote of our Board. The term of office for each director is until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Shareholders elect directors each year at our annual meeting.

The Board met six times in 2012. Directors are expected to attend all or substantially all meetings of the Board and meetings of committees on which they serve, and each of the directors nominated for reelection attended all of the meetings of the Board and of any committees on which the director served in 2012.

The Board has adopted a policy which encourages each director to attend the annual meeting of shareholders. The 2013 annual meeting of shareholders is our first annual meeting as a publicly-traded company.

Committees of the Board of Directors

The Board has the committees set forth below. Each of the committees of the Board has adopted a charter, copies of which we maintain on our website, www.ussilica.com, along with a copy of our Corporate Governance Guidelines. Shareholders may also request a free copy of these documents from: U.S. Silica Holdings, Inc., attn.: Investor Relations, 8490 Progress Drive, Suite 300, Frederick, Maryland 21701 (phone: (855) SILICA-7), or IR@ussilica.com.

Executive Committee: This committee may exercise all of the powers of the Board, except that it may not amend the bylaws or approve or adopt, or recommend to shareholders, any action expressly required by the Delaware General Corporation Law to be submitted to shareholders for approval. The committee met four times in 2012. Mr. Shaver is the Chairman, and Messrs. Amara, Shinn and Slobodow are members.

Audit Committee: This committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	evaluating the independence of our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (SEC);

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	overseeing our internal audit function;

•

overseeing our ethics and compliance function including establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;

•	reviewing and approving related person transactions; and

•	overseeing our enterprise risk management program.

The Audit Committee met seven times in 2012. Mr. Kacal is the Chairman, and Messrs. Bernard and Shaver are members. The Audit Committee is composed entirely of independent directors as prescribed by the NYSE listing standards, SEC requirements and other applicable laws, rules and regulations. Mr. Kacal is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC, and Messrs. Bernard and Shaver are “financially literate” as that term is defined in the listing standards of the NYSE.

Compensation and Governance Committee: This committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;

•	reviewing and providing recommendations to the Board regarding the compensation of our directors, chief executive officer and other executive officers;

•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers;

•	overseeing benefits programs and policies;

•	administration of stock plans and other incentive compensation plans;

•	assessing whether the work of executive and director compensation consultants creates conflicts of interest;

•	reviewing and discussing with management the disclosure relating to executive compensation to be included in filings with the SEC;

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently;

•	identifying best practices and recommending corporate governance principles;

•	developing and recommending to the Board a set of Corporate Governance Guidelines and principles applicable to us;

•	overseeing management succession planning; and

•	overseeing annual evaluations of the Board and its committees.

The Compensation and Governance Committee met five times in 2012. Mr. Shaver is the Chairman, and Messrs. Amara and Kacal are members.

The Compensation and Governance Committee reviews compensation elements and amounts for our named executive officers on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. The Compensation and Governance Committee retains a compensation consultant to assist the Compensation and Governance Committee in determining both the mix of compensation that we make available to our named executive officers and the amount of each element, taking into account the general goals of our compensation program. With assistance from our head of human resources and the compensation consultant, the Compensation and Governance Committee determines a list of companies that we benchmark our compensation packages against and compares our pay practices and overall pay levels with other leading industrial organizations, and, where appropriate, with non-industrial organizations when establishing pay guidelines. The compensation consultant also provides research and market data to the Compensation and Governance Committee and generally advises the Compensation and Governance Committee on matters relating to its executive compensation decision making. For 2012, our Compensation and Governance Committee retained Aon Hewitt. The Compensation and Governance Committee has sole authority to retain and terminate any compensation consultant.

The Compensation and Governance Committee considers input from the Chief Executive Officer and Chief Financial Officer when setting financial objectives for our incentive plans. The Compensation and Governance Committee also considers input from the Chief Executive Officer, with the assistance of our head of human resources (for officers other than themselves), regarding recommendations for base salary, annual incentive targets and other compensation awards. The Compensation and Governance Committee also considers individual performance assessments that the Chief Executive Officer presents to the Compensation and Governance Committee for each of our other executive officers as well as the Chief Executive Officer’s self-assessment. The members of the Board (other than the Chief Executive Officer), meeting in executive session, will determine the compensation of the Chief Executive Officer, including his annual incentive targets and payouts.

In addition to their performance of executive compensation services, the Compensation and Governance Committee retained Aon Hewitt in 2012 to provide additional services to us that were unrelated to executive compensation, including human resource consulting and actuarial services. These other services have historically been provided to us by Aon Hewitt. Aon Hewitt’s fees for these additional services totaled approximately $710,000 in 2012 and Aon Hewitt earned approximately $61,000 for the executive compensation services it provided to the Compensation and Governance Committee in 2012. The Compensation and Governance Committee reviewed and approved these fees. The Compensation and Governance Committee does not believe that the performance of these other services created a conflict of interest. We had separate relationships with each of the service teams providing these non-executive compensation services, and relationships with the different service teams were overseen by different management employees. The compensation consultant’s service team that advised the Compensation and Governance Committee on executive compensation matters did not receive any compensation based on any other work that Aon Hewitt performed for us, and the compensation service team did not perform any other services on our behalf. Aon Hewitt certified to the Compensation and Governance Committee the independence of its executive compensation services and the adherence of its executive compensation consultants to Aon Hewitt’s independence policies, practices and procedures.

In March 2013, the Compensation and Governance Committee retained Exequity LLP to replace Aon Hewitt as the executive compensation consultant to the Compensation and Governance Committee. Exequity LLP exclusively provides executive compensation consulting services to the Compensation and Governance Committee and no other consulting services to us.

Codes of Conduct

We expect our directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising our Codes of Conduct. Copies of the Code of Conduct for our Board of Directors and Code of Conduct and Ethics for our employees (including the chief executive officer, chief financial officer and corporate controller) can be found on our website. Any amendments or waivers to the Code of Conduct and Ethics applicable to the chief executive officer, chief financial officer and corporate controller can also be found in the “Investor Relations” section of our website. Shareholders may also request a free copy of these documents from: U.S. Silica Holdings, Inc., attn.: Investor Relations, 8490 Progress Drive, Suite 300, Frederick, Maryland 21701 (phone: (855) SILICA-7), or IR@ussilica.com.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of our Compensation and Governance Committee and the board of directors or compensation committee of any other company.

Role of Board of Directors in Risk Oversight

The Board, through the Audit Committee, is responsible for risk oversight of our activities. The Audit Committee periodically discusses with management our policies governing the process by which risk assessment and risk management is undertaken and our major risk exposures and the steps management has taken to monitor and control such exposures. The Board believes that our current Board leadership structure, as discussed below, takes into account the Board’s role in risk management oversight including the appropriate delegation of risk management oversight responsibilities to the various committees of the Board.

Leadership Structure of Board of Directors

With respect to the roles of Chairman of the Board (the “Chairman”) and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. Currently the roles are separated, with Mr. Shaver serving as independent Chairman. The Board believes that this structure best serves the interests of shareholders because it allows our Chief Executive Officer to focus primarily on our business strategy and operations and most effectively leverages the experience of the Chairman. It also enhances the Board’s independent oversight of our senior management team and enables better communications and relations between the Board, the Chief Executive Officer and other senior management. Our Corporate Governance Guidelines provide the flexibility for our board to modify our leadership structure in the future as appropriate. We believe that we, like many U.S. companies, are well served by this flexible leadership structure.

NOMINATIONS FOR DIRECTOR

As long as GGC Holdings owns at least a majority of our outstanding common stock, the size of the Board is determined, and vacancies on the Board are filled, by the affirmative vote of at least a majority of our then outstanding common stock. In addition, we have entered into a director designation agreement with GGC Holdings that provides for GGC Holdings to nominate designees to the Board. The director designation agreement is discussed in more detail in Transactions with Related Persons. The seven current members of the Board have been nominated for election as a director at the 2013 annual meeting pursuant to the terms of the director designation agreement. The Board believes that the backgrounds and qualifications of the current director nominees, considered as a group, provide a broad diversity of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We discuss each nominee’s specific experience, qualifications, attributes and skills in Director Nominees.

The Compensation and Governance Committee annually reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board. This review considers the following criteria, which are set forth in our Corporate Governance Guidelines, a copy of which is maintained on our website, www.ussilica.com:

•	independence;

•	diversity, age, skills and experience;

•	ability to represent all shareholders without a conflict of interest;

•	ability to work in and promote a productive environment;

•	whether the candidate has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director;

•	whether the candidate has demonstrated the high level of character and integrity expected by us;

•	whether the candidate possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company; and

•	ability to apply sound and independent business judgment.

In light of GGC Holdings’ ability to nominate all of the directors, the Board has not adopted a formal policy with regard to the consideration of any director candidates recommended by other shareholders. However, if another shareholder were to recommend a director candidate, the Compensation and Governance Committee would consider such candidate in the same manner as it reviews the nominees of GGC Holdings. From time to time, the Compensation and Governance Committee may retain third party search firms to assist the Board and GGC Holdings in identifying and evaluating potential nominees to serve on the Board.

SHAREHOLDER COMMUNICATIONS

The Board has adopted a policy whereby any communications from our shareholders to the Board shall be directed to our Corporate Secretary, who will forward all such communications to Mr. Shaver as the Board’s designated director. Mr. Shaver will determine whether any of such communications should be forwarded to other members of the Board. Any communication addressed to a particular director, the Chairman of a particular Board committee or the non-employee directors as a group will be forwarded directly to those individuals.

Communications that do not directly relate to the directors’ duties and responsibilities will be excluded from distribution. Such excluded items may include “spam,” advertisements, mass mailings, form letters and e-mail campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

Any shareholder who wishes to communicate with the Board may submit such communication in writing to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Golden Gate Capital

As disclosed in Stock Ownership, GGC Holdings, an affiliate of Golden Gate Capital beneficially owns more than five percent of our voting securities.

Advisory Agreement

On November 25, 2008, an affiliate of Golden Gate Capital acquired U.S. Silica Company from Harbinger Capital pursuant to an Acquisition Agreement, dated June 27, 2008 (the “Golden Gate Capital Acquisition”). In connection with the Golden Gate Capital Acquisition, we entered into an Advisory Agreement with Golden Gate Capital (the “Advisory Agreement”), whereby Golden Gate Capital agreed to provide business and organizational strategy and financial and advisory services. Such services have included support and assistance to management with respect to negotiating and analyzing acquisitions and divestitures, negotiating and analyzing financing alternatives, preparing financial projections, monitoring compliance with financing agreements, marketing functions and searching for and hiring management personnel.

As compensation for these services, we agreed to pay Golden Gate Capital (1) an annual advisory fee in the aggregate amount equal to $1.3 million, payable quarterly in arrears, and (2) a transaction fee of 1.25% of the aggregate value of each transaction resulting in a change in control of GGC Holdings or its subsidiaries, along with each acquisition, divestiture, recapitalization and financing. In addition to the fees described above, we also reimbursed Golden Gate Capital for all of its out-of-pocket costs incurred in connection with its activities under the Advisory Agreement, and indemnified Golden Gate Capital from and against all losses, claims, damages and liabilities related to the performance of its duties under the Advisory Agreement.

Advisory fees paid to Golden Gate Capital under the Advisory Agreement in 2012, 2011 and 2010 were $0, $1.3 million and $1.3 million, respectively. On February 6, 2012, we paid $8.0 million to terminate the Advisory Agreement.

Director Designation Agreement

On January 31, 2012, we entered into a director designation agreement with GGC Holdings that grants GGC Holdings the right to nominate designees to the Board. The director designation agreement provides that, for so long as GGC Holdings has nomination rights under the agreement, we may not take any action, including making or recommending any amendment to our certificate of incorporation or bylaws, that (1) would decrease the size of the Board if such decrease would cause us to fail to satisfy the requirement under the NYSE corporate governance standards that a majority of the Board consist of independent directors without the resignation of a director nominated by GGC Holdings or (2) otherwise could reasonably be expected to adversely affect GGC Holdings’ rights under the director designation agreement, in each case without the consent of GGC Holdings.

GGC Holdings has the right to nominate individuals to the Board at each meeting of shareholders where directors are to be elected and, subject to limited exceptions, we will include in the slate of nominees recommended to our shareholders for election as directors the number of individuals designated by GGC Holdings as follows:

•

prior to the earlier of (1) one year after GGC Holdings owns less than 50% of our outstanding common stock or (2) GGC Holdings owns less than 35% of our outstanding common stock, such number of individuals as are designated by GGC Holdings, so long as we are able to comply with the requirement under the NYSE corporate governance standards that a majority of the Board consist of independent directors at such time as GGC Holdings owns less than 50% of our outstanding common stock; and

•

during such time as GGC Holdings no longer has the unfettered right to nominate individuals to the Board but while GGC Holdings still owns at least 10% of our outstanding common stock, such number of individuals designated by GGC Holdings in relative proportion to GGC Holdings’ then current ownership (rounded up), so long as we are able to comply with the requirement under the NYSE corporate governance standards that a majority of the Board consist of independent directors at such time as GGC Holdings owns less than 50% of our outstanding common stock.

The director designation agreement also provides that, in the event of a vacancy on the Board arising through the death, resignation or removal of a director nominated by GGC Holdings, such vacancy may be filled by the Board only with a director nominated by GGC Holdings. Our certificate of incorporation provides that any director nominated by GGC Holdings may, at its discretion, be removed at any time with or without cause.

Registration Rights Agreement

On January 31, 2012, GGC Holdings entered into a registration rights agreement with us. Pursuant to the registration rights agreement, GGC Holdings has the right to request a long-form registration on not more than four occasions and a short-form registration on an unlimited number of occasions. At the request of GGC Holdings, we filed a registration statement on Form S-3 on February 1, 2013 to register the shares of common stock held by GGC Holdings. In addition, GGC Holdings has piggyback registration rights in connection with offerings initiated by us.

The registration rights are subject to customary cutbacks and other limitations. We are able to postpone for a reasonable period of time, which may not exceed 120 days, the filing of a registration statement that GGC Holdings requests that we file pursuant to the registration rights agreement if the Board determines that the filing of the registration statement will have a material adverse effect on our plan to engage in certain business transactions.

We are required to pay all fees and expenses incurred in connection with the registrations, except that we are not required to pay for any underwriting discounts or commissions or transfer taxes relating to the transfer of securities by any persons other than us. We are also subject to customary cross-indemnification and contribution arrangements with respect to the registration of our common stock. GGC Holdings is required to comply with any lock-up restrictions that may be reasonably requested by the managing underwriters of an offering, regardless of whether its securities are included in a registration.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. We have also entered into an indemnification priority agreement with Golden Gate Capital to clarify the priority of advancement of expenses and indemnification obligations among us, our subsidiaries and any of our directors appointed by Golden Gate Capital or its affiliates and other related matters.

There is no pending litigation or proceeding naming any of our directors or officers in which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies for Approval of Related Person Transactions

We have adopted a written policy with respect to related party transactions. Under our related person transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our Related Person Transaction policy, any Related Person Transaction must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable to us in the aggregate than those generally available to an unaffiliated third party under similar circumstances.

Transactions with Related Persons, though not classified as Related Person Transactions by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements which are described under Executive and Director Compensation and the transactions described above, since January 1, 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board in its oversight of our responsibility relating to: (i) the integrity of our financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal auditors and independent registered public accounting firm. The Audit Committee operates pursuant to a charter, a current copy of which is available on our website at www.ussilica.com. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of our internal control over financial reporting. The Audit

Committee relies without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as currently in effect, and has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

William J. Kacal, Chairman

Peter Bernard

Charles Shaver

February 22, 2013

STOCK OWNERSHIP

The following table sets forth information as of the Record Date regarding the beneficial ownership of our common stock:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding when computing the percentage ownership of any other person. Percentages of beneficial ownership in the table below are based on 52,957,080 shares of common stock outstanding. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the following table or footnotes, the address for each beneficial owner is c/o U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

Name	Shares Beneficially Owned (#)(3)		Percent Stock Outstanding (%)
5% Stockholders:
GGC USS Holdings, LLC(1)	41,176,471	(4)	77.8
Named Executive Officers and Directors:
Rajeev Amara(1)	*		*
Prescott H. Ashe(1)	*		*
Peter Bernard	3,333		*
William J. Kacal	32,167		*
Donald A. Merril	—		—
Charles Shaver(1)	*		*
Bryan A. Shinn(1)	19,000		*
Brian Slobodow	269,645		*
Don Weinheimer	—		—
All Current Directors and Executive Officers as a Group (15 persons)(2)	505,419		*

(1)

Interests in GGC Holdings are held directly or indirectly by a private investor group, including funds managed by Golden Gate Capital and Messrs. Shaver and Shinn. Although Messrs. Shaver and Shinn do not have voting or dispositive power over securities owned by GGC Holdings, each owns interests of GGC Holdings with varying rights to participate in distributions by GGC Holdings. The following table sets forth information as of the Record Date regarding the beneficial ownership of our common stock if GGC Holdings were to distribute our common stock to its members. The percentages below are calculated using the closing price of our common stock on the Record Date.

Name	Percent Stock Outstanding (%)
Funds managed by Golden Gate Capital (a)	72.6
Charles Shaver	*
Bryan A. Shinn	*
Others	4.2

(a)

Each of Messrs. Amara and Ashe is a managing director of Golden Gate Capital, and each may be deemed to be the beneficial owner of shares indirectly beneficially owned by the funds managed by Golden Gate Capital. Each of the above persons and entities, other than GGC Holdings, disclaims membership in any group and disclaims beneficial ownership of these securities, except to the extent of his or its pecuniary interest therein. The principal office address of GGC Holdings is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.

(2)

Does not include any shares of common stock Messrs. Amara, Ashe, Shaver and Shinn may be deemed to indirectly beneficially own through interests held by funds managed by Golden Gate Capital in GGC Holdings. See note 1 above.

(3)

Includes the following shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after the Record Date: Mr. Bernard, 3,333 shares; Mr. Kacal, 4,167 shares; Mr. Merril, 0 shares; Mr. Shaver, 0 shares; Mr. Shinn, 0 shares; Mr. Slobodow, 269,645 shares; Mr. Weinheimer, 0 shares and all current directors and executive officers as a group, 381,586 shares.

(4)

On March 19, 2013, GGC Holdings sold 9,775,000 shares of our common stock in an underwritten public offering and as of that date held 31,401,471 shares of our common stock, or 59.3% of the shares of our common stock outstanding.

*	Represents beneficial ownership of less than one percent (1%) of our common stock.

EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups (“JOBS”) Act. As such, we are permitted to meet the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosure required of a “smaller reporting company.” In addition, we are not required to hold shareholder advisory votes on executive compensation.

Summary Compensation Table

The following table presents information concerning the total compensation for the last two years of (1) individuals who served as our principal executive officer during 2012 and (2) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2012 (the “named executive officers”). No disclosure is provided for 2011 for those persons who were not named executive officers in 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(10)	Total ($)
Bryan A. Shinn(1) President and Chief Executive Officer	2012	383,333		—	296,020	—	300,000	—	27,458	1,006,812

Brian Slobodow(2) Former Chief Executive Officer	2012 2011	375,000 299,760	(5)	— —	— —	— 1,326,332	140,625 235,000	— —	26,246 68,328	541,871 1,949,420

Don Weinheimer(3) Vice President and General Manager, Oil and Gas	2012	140,038		150,000	—	705,671	148,500	—	6,016	1,150,225

Donald A. Merril(4) Vice President and Chief Financial Officer	2012	86,250		135,000	—	583,327	39,000	—	7,288	850,865

(1)	Mr. Shinn became Chief Executive Officer on January 10, 2012 and became a named executive officer for the first time in 2012.
(2)

Mr. Slobodow resigned as Chief Executive Officer on January 10, 2012 and became our Chief Administrative Officer. He resigned as Chief Administrative Officer on October 8, 2012 but remained employed by us through December 31, 2012.

(3)	Mr. Weinheimer joined us in July 2012. Mr. Weinheimer was entitled to an annual base salary of $330,000 in 2012.
(4)	Mr. Merril joined us in October 2012. Mr. Merril was entitled to an annual base salary of $345,000 in 2012.
(5)	Includes $93,750 in base salary paid to Mr. Slobodow by us after October 8, 2012 that has been reimbursed by an affiliate of Golden Gate Capital.
(6)

Reflects signing bonus received upon commencement of employment. Messrs. Weinheimer and Merril are eligible to receive additional bonuses of $150,000 and $135,000, respectively, upon completing one year of employment.

(7)

For 2012, this column reflects the aggregate grant date fair value of restricted stock awards granted in 2012 in accordance with FASB ASC Topic 718 and as reported in Note M to the audited financial statements contained in this Annual Report on Form 10-K, but assuming no forfeitures. Shares vest ratably over a four year period beginning May 6, 2013.

(8)

For 2012, this column reflects the aggregate grant date fair value of stock option awards granted in 2012 in accordance with FASB ASC Topic 718 and as reported in Note M to the audited financial statements contained in this Annual Report on Form 10-K, but assuming no forfeitures.

(9)

For 2012, represents the performance-based cash incentive awards approved by the Compensation and Governance Committee for the 2012 performance year. For Messrs. Slobodow and Merril, the award was pro-rated for actual service during 2012. Mr. Weinheimer’s participation in the performance-based cash incentive plan was extended back to January 1, 2012 in recognition of certain compensation Mr. Weinheimer forfeited upon terminating his prior employment to join us. The performance criteria for these awards are discussed in more detail below.

(10)	For 2012, represents our employer contributions under its 401(k) plan, perquisites and amounts reimbursed for the payment of taxes. A breakdown of the amounts follows:

Name	Company Contributions to 401(k) Plan ($)		Perquisites ($)(b)	Tax Gross-Up ($)	Total ($)
B. Shinn	27,458		—	—	27,458
B. Slobodow	21,855	(a)	4,391	—	26,246
D. Weinheimer	6,016		—	—	6,016
D. Merril	3,450		3,838	—	7,288

(a)	Includes $5,148 in company contributions made after October 8, 2012 that have been reimbursed by an affiliate of Golden Gate Capital.
(b)

In 2012, we paid family travel and entertainment expenses for Mr. Slobodow and living expenses to Mr. Merril prior to his relocation to Frederick, Maryland. Actual cost was the incremental cost to us of these perquisites.

Employment and Other Agreements

Bryan A. Shinn

In March 2012, we entered into a new employment agreement with Mr. Shinn, our President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Shinn is entitled to an annual base salary of $400,000, subject to review and adjustment. Mr. Shinn is also eligible to earn a short-term, performance-based cash incentive payment for each year. The target annual incentive is equal to 75% of his annual base salary.

Mr. Shinn is also entitled to receive benefits in accordance with the health and welfare plans we provide to other members of our senior management. Mr. Shinn is also entitled to up to 25 days of paid time off and reimbursement for all reasonable business expenses that he incurs in the course of performing his duties and responsibilities which are consistent with our policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to our requirements with respect to reporting and documentation of such expenses.

Mr. Shinn’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by us (with or without cause). If we terminate Mr. Shinn’s employment without cause or Mr. Shinn resigns for good reason, Mr. Shinn is entitled to receive severance equal to his annual base salary payable in regular installments from the date of termination through the later of (i) the twelve-month anniversary of this agreement and (ii) the twelve-month anniversary of the date of termination if Mr. Shinn has executed and delivered a general release of any and all claims arising out of or related to his employment with us and the termination of his employment. Mr. Shinn is also entitled to receive reimbursement of the then-prevailing monthly premium for COBRA healthcare coverage if he so elects.

Mr. Shinn has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by him while he is employed by us which relates to our business is our property. During the term of Mr. Shinn’s employment with us and during the twelve-month period immediately thereafter, Mr. Shinn has agreed not to (i) participate (whether as an officer, director, employee or otherwise) in any businesses that compete with us, (ii) solicit or hire any of our employees and (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, distributor or other business relation of ours to cease doing business with us or in any way interfere with our relationship with such person or entity. During any period in which Mr. Shinn has breached the above restrictions, we have no obligation to pay Mr. Shinn any severance described above.

Brian Slobodow

In October 2012, Brian Slobodow, our Chief Administrative Officer, resigned as an executive officer to become an operating executive of Golden Gate Capital or one of its affiliates. To ensure a smooth transition, Mr. Slobodow continued as our employee through December 31, 2012.

In connection with Mr. Slobodow’s departure, we entered into a separation and transition agreement with Mr. Slobodow pursuant to which Mr. Slobodow (1) continued to receive his current compensation and benefits through December 31, 2012 (but all such amounts were reimbursed to us by an affiliate of Golden Gate Capital) and (2) received a payout under our performance-based cash incentive program for 2012, prorated to reflect his service to us as an executive officer through October 7, 2012. In consideration for these payments, Mr. Slobodow (a) reaffirmed his confidentiality, non-disparagement, non-competition and non-solicitation obligations to us and (b) agreed to terminate his then existing employment agreement.

Mr. Slobodow has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Slobodow while was employed by us which relates to our business is our property. During the term of Mr. Slobodow’s employment with us and during the six-month period immediately thereafter, Mr. Slobodow has agreed not to (1) participate (whether as an officer, director, employee or otherwise) in any businesses that compete with us, (2) solicit or hire any of our employees and (3) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, distributor or other business relation of us to cease doing business with us or in any way interfere with our relationship with such person or entity. During any period in which Mr. Slobodow has breached the above restrictions, we have no obligation to make the payments described above.

Mr. Slobodow continues to serve on our Board until such time as we determine not to re-nominate him, or earlier if Golden Gate Capital requests him to resign. In lieu of receiving an annual cash retainer in connection with his continued service on the Board, Mr. Slobodow has retained the equity awards that he was granted during his service as our employee, and all remaining unvested awards as of January 1, 2013 (options to purchase 89,992 shares at a weighted average exercise price of $14.11) now vest equally over the three year time period beginning January 1, 2013.

Other Named Executive Officers

None of our other named executive officers have an employment or change in control agreement. All other named executive officers are eligible for severance benefits under the same severance plan as our other salaried employees as described below.

Performance-Based Cash Incentives

We pay performance-based cash incentives in order to align the compensation of our employees, including our named executive officers, with our short-term operational and performance goals and to provide near-term rewards for employees to meet these goals. Our short-term, performance-based cash incentive plan provides for incentive payments for each fiscal year. For 2012, these incentive payments were based on the attainment of both pre-established objective financial goals and individual personal performance objectives. The financial goal for 2012 was achievement of an Adjusted EBITDA target, as further adjusted to eliminate the effects of (i) extraordinary, unusual or non-recurring items, (ii) changes in applicable laws, regulations or accounting principles, (iii) reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution or other similar corporate transactions, (iv) payouts of 2012 performance-based cash incentives, (v) the opening of our new resin-coated sand facility in Rochelle, Illinois and (vi) such other items as may be determined by the Chairman of the Compensation and Governance Committee. After eliminating for these effects, target Adjusted EBITDA for 2012 was $150 million. Adjusted EBITDA was used because it is a key metric used by management and the Board to assess our operating performance. Upon attaining the 2012 Adjusted EBITDA target, each participant in the performance-based cash incentive plan was eligible to receive a payout equal to a target percentage of base salary, which, in the case of Messrs. Slobodow and Merril, was pro-rated for actual service in 2012. The following table shows each named executive officer’s performance-based cash incentive minimum, target and maximum payouts as a percentage of base salary for 2012 as of December 31, 2012.

	Percentage of Base Salary
Name	Minimum Payout	Target Payout	Maximum Payout
Bryan A. Shinn	0%	75%	150%
Brian Slobodow	0%	50%	100%
Don Weinheimer	0%	45%	90%
Donald A. Merril	0%	45%	90%

The performance-based cash incentive award pool increased 1.5% for each $1 million by which 2012 Adjusted EBITDA exceeded $150 million up to $165 million and by 3.5% for each $1 million by which 2012 Adjusted EBITDA exceeded $165 million with additional, discretionary individual payouts from the pool determined based on individual performance. Individual personal performance objectives were designed to coincide with the achievement of our overall short-term operational and performance goals, consisting of individual goals relating to (1) rapidly growing our oil and gas proppants business, (2) transforming our industrial and specialty products business, (3) building best in class capabilities and (4) continuing our cultural transformation. No defined weights were established for any of the individual performance objectives. Rather, each named executive officer was to be evaluated on his performance in comparison to his respective defined objectives taken as a whole.

Actual Adjusted EBITDA for 2012 was $152.3 million, resulting in an aggregate award pool of $4.2 million. Messrs. Shinn, Slobodow, Weinheimer and Merril each received a payout equal to his respective target percentage of base salary, which, in the case of Messrs. Slobodow and Merril, was pro-rated for actual service in 2012. None of the named executive officers received a payout from the discretionary pool. Actual payouts under the performance-based cash incentive plan to each of the named executive officers are disclosed in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table.

GGC Holdings Class C and Class D Membership Interests

In July 2009, Mr. Shinn was granted Class C Units and Class D Units in GGC Holdings. This grant was intended to permit Mr. Shinn to share in the increase in our value and to focus his efforts on our long-term results. Mr. Shinn owns 37% of the Class C Units and 29% of the Class D Units. The remaining Class C Units and Class D Units are held by our former CEO and former CFO. The Class C Units and the Class D Units were allocated based on the individual’s relative position and responsibilities. The Class C Units vest ratably over five years, with vesting occurring on November 25 of each year. The Class D Units were fully vested upon grant. The Class C Units and the Class D Units may not be transferred without the prior written consent of Golden Gate Capital unless (1) all or substantially all of the outstanding units are being sold to an independent third party or (2) the transfer is to a spouse, lineal descendent, sibling, parent, heir, executor or similar person or entity. See “Security Ownership of Certain Beneficial Owners” for information on the holdings of Mr. Shinn in GGC Holdings.

Outstanding Equity Awards at Fiscal Year-End

The market values in the table below are based on the closing price of our common stock on December 31, 2012 of $16.73 per share.

	Outstanding Equity Awards at December 31, 2012
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
B. Shinn	—	—	—	—	—	19,000	317,870	—	—
B. Slobodow(2)	114,341 155,304	38,114 51,768	—	10.33 16.90	7/12/2021 7/12/2021	—	—	—	—
D. Weinheimer(3)	—	150,000	—	10.57	8/15/2022	—	—	—	—
D. Merril(4)	—	100,000	—	13.17	10/15/2022	—	—	—	—

(1)	Service-based restricted stock units were granted on November 6, 2012 and vest ratably over four years beginning May 6, 2013.
(2)

Options were granted on July 12, 2011. In connection with Mr. Slobodow’s resignation as an executive officer of U.S. Silica, and in lieu of receiving an annual cash retainer in connection with his continued service on the Board, the vesting schedule for these options was modified and the unvested option awards as of January 1, 2013 now vest equally over the three year time period beginning January 1, 2013, subject to Mr. Slobodow’s continued service on the Board.

(3)

Option was granted on August 15, 2012. One-quarter of the total number of shares subject to the option vest annually beginning on the first anniversary, August 15, 2013, and continuing through the fourth anniversary, August 15, 2016, subject to Mr. Weinheimer’s continued service to us on each such vesting date.

(4)

Option was granted on October 15, 2012. One-quarter of the total number of shares subject to the option vest annually beginning on the first anniversary, October 15, 2013, and continuing through the fourth anniversary, October 15, 2016, subject to Mr. Merril’s continued service to us on each such vesting date.

Benefit Plan Provisions Related to Employment Termination or Change in Control

Retirement Plans

We sponsor a 401(k) plan covering substantially all eligible employees. Employee contributions to the 401(k) plan are voluntary. We contribute an amount equal to 25% of a covered employee’s eligible contribution up to 8% of a participant’s salary. We also contribute from 0% to 75% of a covered employee’s eligible contribution up to 8%, if applicable, based on our profits from the previous fiscal year as an incentive to encourage our employees to participate in the 401(k) plan. The contributions based on our profits are paid during the Spring of the following fiscal year. In the case of both the matching program and the profit sharing program, our contributions vest over a period of five years. Finally, we also provide a 4% defined contribution of monthly basic income into a participant’s 401(k) account if that participant does not participate in our defined pension plan. These contributions vest each year. Contributions by participants are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service.

None of our named executive officers participate in or have accounts balances in any qualified or nonqualified defined benefit plans sponsored by us. Either our Board or our Compensation and Governance Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

None of our named executive officers participate in or have account balances in our unfunded, deferred compensation plan.

Severance Plan

Mr. Shinn’s severance amount is calculated pursuant to the terms of his employment agreement as disclosed in Employment and Other Agreements.

Messrs. Weinheimer and Merril are subject to our severance policy for salaried personnel. Such named executive officers are entitled to the same payments and benefits as all other salaried personnel. Pursuant to this policy, salaried employees who are terminated due to (1) force reductions caused by lack of business or (2) job eliminations caused by downsizing or restructuring are entitled to both regular and special severance pay. Regular severance pay consists of pay based on such named executive officer’s base salary as in effect immediately prior to the termination of his employment for one week for each complete year of employment with the company. There is no proration of severance pay for partial years of employment. Minimum regular severance pay is five weeks. Special severance pay is available to employees eligible for regular severance pay who sign a standard release agreement. Special severance pay consists of pay based on such named executive officer’s base salary as in effect immediately prior to the termination of his employment for one week for each complete year of employment with the company. Minimum special severance pay is five weeks. When combining regular severance pay and special severance pay, maximum severance pay is limited to fifty-two weeks.

2011 Incentive Compensation Plan

Stock Options. In the event of voluntary termination or involuntary termination without cause, unvested options would be forfeited and vested options are exercisable until the earlier of (1) 90 days following termination and (2) the expiration of the stated term of the options. In the event of involuntary termination for cause, all vested and unvested options would terminate and expire automatically. In the event of death or disability, unvested options would vest to the same extent as if the participant had been employed by us on the first vesting date to occur after such death or disability. All vested options will remain exercisable until the earlier of (1) one year from the date of death or disability and (2) the expiration of the stated term of the options. In the event of a change in control where the consideration paid is all cash, vesting would accelerate and unvested options would become exercisable. Any options that are not exercised as of the occurrence of a change in control will terminate following the change in control.

Service-Based Restricted Stock. Subject to the Compensation and Governance Committee’s discretion to accelerate vesting, all unvested shares of restricted stock will be forfeited upon a participant’s termination for any reason. Unless vesting is accelerated by the Committee, in the event of a change of control, unvested restricted stock will not vest and, at the Committee’s discretion, either will be (1) continued or assumed or (2) purchased for an amount of cash equal to the highest price paid for shares of our common stock in the change in control transaction.

Under our 2011 Incentive Compensation Plan, a change in control is deemed to have occurred upon:

•

a change in the composition of the Board from the beginning of any period of two consecutive years such that the existing Board or persons who were approved by two-thirds of directors or their successors on the existing Board no longer constitute a majority at the end of such period;

•	the acquisition by a person of 50% or more of our voting securities;

•	the completion of certain mergers, consolidations, share exchanges or similar transactions involving us;

•	the completion of the sale of all or substantially all of our assets; or

•	our liquidation or dissolution.

Director Compensation

We did not pay Messrs. Shinn and Slobodow, who also were our employees for all or some of 2012, for their service as directors. In addition, Messrs. Amara and Ashe, who are managing directors of Golden Gate Capital, did not receive any compensation from us for their service as directors.

In 2012, Messrs. Bernard and Kacal received the following compensation:

•

$70,000 annual retainer, an additional $35,000 annual retainer for Mr. Kacal for serving as the audit committee chairman and an additional $10,000 annual retainer for each other committee on which the director served, each paid in quarterly installments and pro-rated to reflect the director’s service on the Board in 2012,

•	a stock option award to purchase 10,000 shares of our common stock, which vests quarterly over the 3 years following the date of grant, and

•	reasonable travel expenses to attend meetings.

In March 2012, the Board approved an annual retainer of $120,000 for Mr. Shaver for his service as Chairman of the Board, Chairman of the Compensation and Governance Committee and a member of the Audit Committee, payable in arrears in quarterly installments beginning April 1, 2012.

The following table sets forth a summary of the 2012 director compensation:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Bernard(2)	53,333	—	80,909	(4)	—	—	—	134,242
William Kacal(3)	105,417	—	75,480	(4)	—	—	—	180,897
Charles Shaver	120,000	—	—		—	—	—	120,000

(1)

For 2012, this column reflects the aggregate grant date fair value of stock option awards granted in 2012 in accordance with FASB ASC Topic 718 and as reported in Note M of the audited financial statements contained in this Annual Report on Form 10-K, but assuming no forfeitures.

(2)	Mr. Bernard joined the Board on May 1, 2012.
(3)	Mr. Kacal joined the Board on January 31, 2012.
(4)	Options to purchase 10,000 shares of our common stock were outstanding as of December 31, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and beneficial owners of more than 10% of the shares of our common stock are required to file initial reports of ownership and reports of changes of ownership of our common stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the our directors, executive officers and beneficial owners of more than 10% of the shares of our common stock, all required filings were timely made.

PROPOSAL NO. 2: RATIFICATION OF GRANT THORNTON LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

Vote Required; Recommendation of the Board of Directors

Approval of the proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for the year 2013 requires the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote, assuming a quorum is present. Abstentions will have the same effect as a vote against the proposal and broker non-votes will not have any effect on the results of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

General

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm, Grant Thornton LLP is responsible for performing independent audits of our Consolidated Financial Statements and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Grant Thornton LLP has been our independent auditors since 2004. A member of Grant Thornton LLP will be at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions. If the shareholders fail to ratify Grant Thornton LLP as the independent registered public accounting firm, the Audit Committee will reconsider its selection.

Prior to us becoming a public company, the Board pre-approved services to be performed by Grant Thornton LLP. In connection with our initial public offering and the formation of our Audit Committee, we adopted a policy for pre-approving the services and associated fees of our independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to us by our independent registered public accounting firm, with certain exceptions described in the policy. All Grant Thornton LLP services and fees in fiscal 2011 were pre-approved by the Board and all such services and fees in fiscal 2012 were pre-approved by the Audit Committee.

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees	$445,945	$198,476
Audit-Related Fees(1)	104,774	682,669
Tax Fees(2)	—	4,881
All Other Fees	—	—
Total	$550,720	$886,026

(1)	Represents fees related to our initial public offering.
(2)	Represents fees related to tax compliance consultation.

The Audit Committee has established procedures for engagement of Grant Thornton LLP to perform services other than audit, review and attest services. In order to safeguard the independence of Grant Thornton LLP, for each engagement to perform such non-audit service, (a) management and Grant Thornton LLP affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (b) management describes the reasons for hiring Grant Thornton LLP to perform the services; and (c) Grant Thornton LLP affirms to the Audit Committee that it is qualified to perform the services. The Audit Committee has delegated to its Chair its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting. All services provided by Grant Thornton LLP in 2012 were audit or audit-related and are permissible under applicable laws, rules and regulations and were pre-approved by the Audit Committee in accordance with its procedures. In 2012, the Audit Committee considered the amount of non-audit services provided by Grant Thornton LLP in assessing its independence.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR NEXT YEAR

For inclusion in next year’s proxy statement: Any shareholder who desires to include a proposal in our proxy statement for the 2014 annual meeting must deliver it so that it is received by November 25, 2013. In addition, a shareholder must meet all requirements under the rules of the SEC necessary to have a proposal included in our proxy statement.

For presentation at the next annual meeting of shareholders: Under our bylaws, any shareholder who wants to propose a nominee for election as a director, or to present any other proposal, at the 2014 annual meeting must deliver the proposal so it is received no later than January 25, 2014 and no earlier than December 26, 2013. Under our bylaws, however, if the date of the 2014 annual meeting is changed so that it is more than 30 days earlier or later than April 25, 2014, any such proposals must be delivered by the later of (1) 10 days following the day on which we first publicly announce the date of the 2014 annual meeting or (2) the date that is 90 days prior to the 2014 annual meeting.

Any proposals must be sent, in writing, to the Corporate Secretary, U.S. Silica Holdings, Inc., 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

U.S. Silica Holdings, Inc. c/o Broadridge P. O. Box 1342 Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
				☐	☐	☐
1.	Election of Directors
Nominees
01	Rajeev Amara	02 Prescott H. Ashe 03 Peter Bernard 04 William J. Kacal 05 Charles Shaver
06	Bryan A. Shinn	07 Brian Slobodow
The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain
2	Proposal to ratify Grant Thornton LLP as Independent Registered Public Accounting Firm for 2013.								☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address change/comments, mark here. (see reverse for instructions)				Yes	No	☐
Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

U.S. SILICA HOLDINGS, INC.
Annual Meeting of Shareholders
April 25, 2013 10:00 AM Eastern (9:00 AM Central)
This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Bryan A. Shinn and Christine C. Marshall, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of U.S. SILICA HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM Eastern (9:00 AM Central) on April 25, 2013, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted For the election of the Nominees listed on the reverse side for the Board of Directors and For Proposal 2.

Address change:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side